Exhibit 99.2

COMPANY CONTACT:	Investor Relations Contact: The Equity Group Inc.
Mark T. Behrman, Chief Financial Officer	Fred Buonocore, CFA (212) 836-9607
(405) 235-4546	Kevin Towle (212) 836-9620

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. ANNOUNCES CASH TENDER OFFER

FOR ITS OUTSTANDING 8.50% SENIOR SECURED NOTES DUE 2019

Oklahoma City, Oklahoma – April 16, 2018 – LSB Industries, Inc. (NYSE: LXU) (“LSB”) today announced that it has commenced a cash tender offer (the “Tender Offer”) to purchase any and all outstanding $375,000,000 aggregate principal amount of its 8.50% Senior Secured Notes due 2019 (CUSIP No. 502160AL8) (the “Notes”). The Tender Offer is being made on the terms and subject to the conditions set forth in the Offer to Purchase dated April 16, 2018 (the “Offer to Purchase”).

The Tender Offer is scheduled to expire at 5:00 p.m., New York City time, on April 20, 2018, unless extended or earlier terminated by LSB in its sole discretion (such time and date, as they may be extended or earlier terminated, the “Expiration Time”). Holders of the Notes who validly tender (and do not validly withdraw) their Notes at or prior to the Expiration Time, or who deliver to the information and tender agent a properly completed and duly executed Notice of Guaranteed Delivery in accordance with the instructions described in the Offer to Purchase, will receive in cash $1,023.88 per $1,000 principal amount of Notes validly tendered and accepted by LSB, plus a cash payment representing the accrued and unpaid interest on such Notes from the last interest payment date to, but not including, the settlement date, which is expected to be April 25, 2018.

Tendered Notes may be withdrawn at any time prior to the Expiration Time subject to the terms and conditions of the Offer to Purchase. The Tender Offer is subject to the satisfaction or waiver of a number of conditions as set forth in the Offer to Purchase, including the receipt by LSB of proceeds from a proposed offering of debt securities generating gross proceeds of at least $400,000,000. LSB may amend, extend or terminate the Tender Offer in its sole discretion and subject to applicable law.

Goldman Sachs & Co. LLC is acting as the dealer manager for the Tender Offer. The information and tender agent is D.F. King & Co., Inc. Copies of the Offer to Purchase, the Notice of Guaranteed Delivery and related tender offering materials are available at www.dfking.com/lsb or by contacting D.F. King & Co., Inc. at (800) 967-5079 (toll free) or by email at lsb@dfking.com. Questions regarding the Tender Offer should be directed to Goldman Sachs & Co. LLC at (800) 828-3182.

None of LSB, the dealer manager, the information and tender agent, or the trustee for the Notes, or any of their respective affiliates, is making any recommendation as to whether holders of the Notes should tender any Notes in response to the Tender Offer. Holders of the Notes must make their own decision as to whether to tender any of their Notes and, if so, the principal amount of Notes to tender. This announcement is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. The Tender Offer is being made solely by means of the Offer to Purchase. In those jurisdictions where the securities, blue sky or other laws require any tender offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of LSB by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Forward-Looking Statements

Certain matters contained in this press release include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical fact, included in this press release, including regarding the commencement and conduct of the Tender Offer, may constitute forward-looking statements. Forward-looking statements include statements about LSB’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, (i) LSB’s business plans may change as circumstances warrant and the Tender Offer may not ultimately be completed because of general market conditions or other factors or (ii) any of the risk factors discussed from time to time in each of our documents and reports filed with the Securities and Exchange Commission. Except as required by applicable law, we expressly disclaim any obligation to update, amend or clarify any forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release.

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